UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 10, 2005

TESSCO Technologies Incorporated

(Exact name of registrant as specified in its charter)

Delaware	0-24746	52-0729657
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

11126 McCormick Road, Hunt Valley, Maryland 21031

(Address of principal executive offices) (Zip Code)

(410) 229-1000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01. ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On August 10, 2005, the Compensation Committee of the Board of Directors of TESSCO Technologies Incorporated, authorized the grant of 17,000 Performance Stock Units, sometimes referred to as Performance Share Units or PSUs, to Robert B. Barnhill, Jr., President and Chief Executive Officer of the Company. Pursuant to these PSUs, Mr. Barnhill may earn shares of the Company’s Common Stock depending upon whether in fiscal 2006 certain threshold or goal earnings per share targets are met and individual performance metrics are satisfied.  The maximum number of shares that may become payable to Mr. Barnhill equals 125% of the number of PSUs granted, or 21,250 shares. The internal threshold and goal targets applicable to these awards for fiscal 2006 were set by the Committee at $1.20 and $1.50, respectively.  These targets, which include the projected impact of share issuances on earnings per share, were established for internal purposes relative to the administration of these PSUs and should not be construed, and the reader is cautioned not to construe these targets, in the nature of earnings guidance.

The documents evidencing these PSUs will be in substantially the form of the those previously delivered to evidence PSUs.  Any shares earned at the end of fiscal year 2006 (the sole measurement year) will vest 33.3% on or about May 1, 2006 and 33.3% on or about May 1 of each of the following two years, provided that Mr. Barnhill remains employed by or associated with the Company on each such date.  These PSUs are delivered under the Company’s Amended and Restated 1994 Stock and Incentive Plan.

Mr. Barnhill was most recently granted PSUs for 8,000 shares of Common Stock in May 2005.  After the grant of the additional PSUs approved on August 10, 2005, Mr. Barnhill holds PSUs pursuant to which an aggregate of 87,637 shares of Common Stock may be issued, assuming all Company and individual performance goals and metrics are fully satisfied, and that Mr. Barnhill remains employed by or associated with the Company through the scheduled dates for payment.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TESSCO Technologies Incorporated

By:	/s/ David M. Young
David M. Young.
Vice President, Acting Chief Financial Officer, and Secretary

Dated: August 12, 2005